SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549


                                   FORM 8-K/A

                                CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

              Date of Report (date of earliest event reported):
                              September 17, 1996



                         WESTERN NATIONAL CORPORATION



         STATE OF INCORPORATION:     COMMISSION FILE    IRS EMPLOYER ID.
              DELAWARE                NO. 1-12540        NO. 75-2502064




                   ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:

                       5555 San Felipe Road, Suite 900
                            Houston, Texas  77056

                        Telephone No.:  (713) 888-7800







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ITEM  5.  OTHER EVENTS

     On September 17, 1996, Western National Corporation (the "Company") sold 7,254,464, shares (the "Preferred Shares") of Series A Participating Convertible Preferred Stock, par value $.001 per share (the "Convertible Preferred Stock"), to American General Corporation, a Texas corporation (together with its direct and indirect majority controlled subsidiaries, "American General"), pursuant to a Stock Purchase Agreement, dated as of September 13, 1996 (the "Stock Purchase Agreement"). The aggregate purchase price of the Preferred Shares was $130.0 million, with net proceeds to the Company (after a 3% discount in lieu of underwriting commissions, but prior to expenses of issuance) of $126.1 million.

     The Preferred Shares will automatically convert into common stock of the Company (the "Common Stock") on a share-for-share basis upon the approval of the Company's common stockholders of the issuance of the Common Stock, pursuant to New York Stock Exchange requirements. Upon conversion, American General's interest in the Company's Common Stock will increase to approximately 46.2% from 40%.

     The Company will contribute the net proceeds (after deduction of issuance expenses) to its principal operating subsidiary, Western National Life
Insurance Company ("Western"). The contribution to Western's capital will provide a financial base for asset growth that is satisfactory in terms of Risk Based Capital requirements and ratings considerations. Significant growth in 1996 premiums collected and projections of future asset growth led management to explore various financing alternatives to maintain appropriate capital levels.

STOCK  PURCHASE  AGREEMENT

        Under the Stock Purchase Agreement, the Company issued 7,254,464 shares of Convertible Preferred Stock to American General for an aggregate purchase price of $130.0 million, or $17.92 per share. The issue price was based on the average closing price of the Common Stock on the New York Stock Exchange over the 45-trading-day period immediately preceding determination of the issue price. In lieu of the underwriting and other fees incident to a public issuance of equity, the Company and American General negotiated a discount of $3.9 million (3% of the aggregate purchase price), so that the
Company  received  net  proceeds  in  the  amount  of    $126.1  million.

     The Stock Purchase Agreement requires the Company to submit a proposal approving the issuance of shares of Common Stock upon conversion of the Preferred Shares at its 1997 Annual Meeting of Shareholders with a favorable recommendation by the Company's Board of Directors. The Company has also agreed to file a listing application for the underlying common shares with the New York Stock Exchange. American General has agreed to vote its shares of Common Stock in favor of the proposal. Additionally, American General has agreed to file an amendment to its Statement on Schedule 13D (i) to reflect its acquisition of the Preferred Shares, and (ii) to represent that such acquisition was for "investment purposes" only and not for the purpose of acquiring or influencing control of the Company.

PREFERRED  STOCK

     The Convertible Preferred Stock has the powers, designations, preferences and relative rights and the qualifications, limitations and restrictions set forth in the certificate of designation as filed with the Secretary of State of Delaware on September 16, 1996 (the "Certificate of Designation"). The Certificate of Designation is attached hereto as an Exhibit.

     The Certificate of Designation provides that the Convertible Preferred Stock shares pro rata on a share-for-share basis with the Common Stock in dividends and in liquidation, subject to a $.001 per share liquidation preference. No dividend may be paid on shares of Common Stock unless a corresponding dividend is paid on shares of Convertible Preferred Stock. Except as otherwise required by Delaware law, the Convertible Preferred Stock has no voting power. The Convertible Preferred Stock is not redeemable. The Convertible Preferred Stock automatically converts with no further action on the part of the Company or its holder into Common Stock on a share-for-share basis, following approval of the Company's common stockholders of the issuance of the Common Stock. The Certificate of Designation also contains certain anti-dilution provisions relating to conversion.

SHAREHOLDER'S  AGREEMENT

     The Company and American General are parties to a Shareholder's Agreement, dated as of December 2, 1994 (the "Shareholder's Agreement"), which was amended in connection with the issuance of the Preferred Shares to provide that the Preferred Shares will be generally subject to the terms of the Shareholder's Agreement. In addition, the registration rights set forth in the Shareholder's Agreement were (i) broadened to cover the Preferred Shares, and (ii) extended for a one-year period expiring on January 1, 2001. Otherwise, the Shareholder's Agreement remains unchanged in all material respects.



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ITEM  7(C).          EXHIBITS.

     The following exhibits are included as part of this report.

     No.

     3.1     Amended and Restated Certificate of Incorporation of the Company.

     4.1 Certificate of Designation, Preferences and Rights and Limitations of the Series A Participating Convertible Preferred Stock of the Company.

     10.1 Stock Purchase Agreement, dated as of September 13, 1996, between American General Corporation and the Company.

     10.2 Shareholder's Agreement, dated as of December 2, 1996, between American General Corporation and the Company.

     10.3 Amendment No. 1 to Shareholder's Agreement, dated as of September 13, 1996, between American General Corporation and the Company.

     99.1    The  Company's  News  Release  dated  September  13,  1996.






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                                  SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: September 18, 1996               WESTERN NATIONAL CORPORATION


                                        By: /s/ Arthur  R.  McGimsey
                                           ------------------------------------
                                                Arthur  R.  McGimsey
                                                Executive  Vice  President  and
                                                Chief  Financial  Officer